Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Tucson Electric Power Company 401(K) Plan, of our report dated February 15, 2017, except for Note 31, which is as of February 14, 2018, with respect to the consolidated balance sheet of Fortis Inc. (the “Company”) as at December 31, 2016, and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity for the year then ended, which report is included in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2017 (File No. 001-37915) filed with the Securities and Exchange Commission on February 15, 2018.

St. John’s, Canada	/s/ Ernst & Young LLP
August 8, 2018	Chartered Professional Accountants